Exhibit 99.1

Evercore Partners Appoints Paul Pensa as Principal Accounting Officer and Controller

PR Newswire

6 August 2007

Evercore Partners Inc. announced today that Paul Pensa will join the firm as Principal Accounting Officer and Controller, effective August 13, 2007. He will be based in New York and succeeds Thomas J. Gavenda, who left Evercore in May.

Mr. Pensa most recently was a Managing Director and the Deputy Controller at The Bank of New York Mellon. Prior to joining The Bank of New York Mellon, Mr. Pensa spent more than 18 years with Credit Suisse First Boston, where he served as a Managing Director responsible for global regulatory and financial reporting and accounting policy assurance.

“We are pleased to welcome Paul to Evercore and our finance team,” said Robert B. Walsh, Chief Financial Officer of Evercore Partners. “His expertise in global regulatory and financial reporting and his experience in building and overseeing a strong financial operation will be an asset to our organization.”

Mr. Pensa received a Masters of Business Administration in Finance from Pace University. He is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

About Evercore Partners

Evercore Partners is a leading investment banking boutique and investment firm. Evercore’s Advisory business counsels its clients on mergers, acquisitions, divestitures, restructurings and other strategic transactions. Evercore’s Investment Management business manages private equity funds and traditional asset management services for sophisticated institutional investors. Evercore serves a diverse set of clients around the world from its offices in New York, Los Angeles, San Francisco, London, Mexico City and Monterrey, Mexico. More information about Evercore can be found on the firm’s Web site at www.evercore.com. EVR-N.

Contact:

Investor Contact: Robert B. Walsh, Chief Financial Officer, Evercore Partners, +1-212-857-3100;

Media Contact: Kenny Juarez or Chuck Dohrenwend, both of The Abernathy MacGregor Group, for Evercore Partners,

+1-212-371-5999